Corcept Therapeutics Appoints Daniel Swisher to Board of Directors

MENLO PARK, CA -- (Marketwired - June 22, 2015) - Corcept Therapeutics Incorporated (NASDAQ: CORT), a pharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of severe metabolic, oncologic and psychiatric disorders, announced today that Daniel N. Swisher, Jr. has been appointed to the company's Board of Directors.

"I am very happy to welcome Dan to our Board," said Joseph K. Belanoff, M.D., Corcept's Chief Executive Officer. "His extensive experience in every aspect of our industry, from drug development through commercialization, will be invaluable as we grow our Cushing's syndrome franchise and develop Korlym® and our next-generation cortisol-modulating compounds for new indications -- especially in oncology, where Dan has deep expertise."

Mr. Swisher's career in the biotechnology and pharmaceutical industry spans more than 25 years. He has been the Chief Executive Officer and a Board member of Sunesis Pharmaceuticals, Inc., a clinical-stage oncology company, since 2003. Mr. Swisher joined Sunesis in 2001 and served as its Chief Business Officer and Chief Financial Officer before becoming CEO. Before that, Mr. Swisher held a broad range of senior management roles, including Senior Vice President of Sales and Marketing at ALZA Corporation from 1992 to 2001. Since 2013, he has also served as Chairman of the Board of Cerus Corporation, a biopharmaceutical company.

Mr. Swisher holds a B.A. from Yale University and an M.B.A. from the Stanford Graduate School of Business.

"It is an exciting time to join Corcept," said Mr. Swisher. "Corcept's Cushing's syndrome business continues to show great promise; and the cortisol-modulating compounds it has in development -- including Korlym, which it is investigating for the treatment of triple-negative breast cancer -- could yield medications for a wide-range of serious illnesses."

About Korlym®

Korlym (mifepristone) competitively blocks the glucocorticoid receptor (GR), one of the two receptors to which cortisol normally binds, thereby modulating the effects of excess cortisol in patients with Cushing's syndrome. Since 2012, Corcept has made Korlym available as a once-daily oral treatment of hyperglycemia secondary to endogenous Cushing's syndrome in adult patients with glucose intolerance or diabetes mellitus type 2 who have failed surgery or are not candidates for surgery. Korlym was the first FDA-approved treatment for Cushing's syndrome and the FDA has designated it as an Orphan Drug.

About Cushing's Syndrome

Endogenous Cushing's syndrome is caused by prolonged exposure of the body's tissues to high levels of the hormone cortisol and is generated by tumors that produce cortisol or ACTH. Cushing's syndrome is an orphan indication that most commonly affects adults aged 20-50. An estimated 10-15 of every one million people are newly diagnosed with this syndrome each year, resulting in over 3,000 new patients annually in the United States. An estimated 20,000 patients in the United States have Cushing's syndrome, half of whom are cured by surgery. Symptoms vary, but most people have one or more of the following manifestations: high blood sugar, diabetes, high blood pressure, upper body obesity, rounded face, increased fat around the neck, thinning arms and legs, severe fatigue and weak muscles. Irritability, anxiety, cognitive disturbances and depression are also common. Cushing's syndrome can affect every organ system in the body and can be lethal if not treated effectively.

About Triple-Negative Breast Cancer

Triple-negative breast cancer is a form of the disease in which the three receptors that fuel most breast cancer growth -- estrogen, progesterone and the HER-2 -- are not present. Because the tumor cells lack these receptors, treatments that target estrogen, progesterone and HER-2 are ineffective. Approximately 40,000 women are diagnosed with triple-negative breast cancer each year. It is estimated that substantially more than half of these women's tumor cells express GR. There is no FDA-approved treatment and neither a targeted treatment nor an approved standard chemotherapy regimen for relapsed triple-negative breast cancer patients exists.

About Corcept Therapeutics Incorporated

Corcept is a pharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of severe metabolic, oncologic and psychiatric disorders. Korlym, a first generation competitive GR antagonist, is the company's first FDA-approved medication. The company is conducting a Phase 1/2 trial of mifepristone for the treatment of triple-negative breast cancer and is planning Phase 2 studies of CORT125134, one of its next-generation selective GR antagonists, for the treatment of Cushing's syndrome and an oncology indication. The company has developed a proprietary portfolio of other selective GR antagonists that competitively block the effects of cortisol but not progesterone. It owns or has exclusively licensed extensive intellectual property covering the use of GR antagonists, including mifepristone, in the treatment of a wide variety of metabolic, oncologic and psychiatric disorders. It also holds composition of matter patents for its selective GR antagonists.

CONTACT:
Charles Robb
Chief Financial Officer
Corcept Therapeutics
650-688-8783
crobb@corcept.com
www.corcept.com